Exhibit 99.1

“Next Inc.” Announces “2003” Sales and Earnings

Tuesday, February 10, 2004

CHATTANOOGA,Tenn.—(BUSINESS WIRE)—Feb 10, 2004—Next Inc. (OTCBB:NXTI - News) today announced that the company has received an unqualified opinion for their financial results for the fiscal year ended November 30, 2003. Sales increased 67.6% to $20.9 million from $12.5 million in the same period last year. Gross profit was $6.4 million (30.7%) compared to $3.6 million (28.6%) in prior year. Operating income was $927,786 for 2003 versus $35,851 in 2002, and pre-tax earnings were $461,183 compared to a loss of ($284,764) in 2002, or an improvement of $745,947. Net income was $278,827 or $0.02 per share compared to a prior year loss of ($83,005) or ($0.01) per share.

Mr. Charles L. Thompson, the Company’s CFO said, “ We are pleased to announce the ongoing growth and improved earnings for 2003. We have significantly increased our platform for growth and profitability in 2004. It should be noted that the Company incurred approximately $250,000 in one time charges in the fourth quarter primarily related to the refinancing and amendment of our credit line and a failed merger in 2003.”

Mr. William B. Hensley, the CEO stated, “2003 was a planned transition year of laying a solid foundation to drive future sales through new product introductions, as well as customer growth through geographic sales’ professionals and expansion of territories. The company remains committed to our strategy of accelerating opportunities for our customers by product design and supply chain excellence”.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which contains a safe harbor for forward-looking statements. The Company relies on this safe harbor in making such disclosures. The statements are based on management’s current beliefs and assumptions about expectations, estimates, strategies and projections. These statements are not guarantees of future performance or results and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements